UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NEONODE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Press Release

For Release, 09:10AM ET June 5, 2023

Neonode Reminds Stockholders to Vote at the Upcoming Annual Meeting

STOCKHOLM, SWEDEN, June 5, 2023 — Neonode Inc. (NASDAQ: NEON) reminds stockholders to vote their proxies in advance of the annual meeting, which will be held on Thursday, June 8, 2023, at 3:00 p.m. local time at Neonode’s principal executive office located at Karlavägen 100, 115 26 Stockholm, Sweden. The Neonode Board of Directors unanimously recommends that shareholders vote in favor of all proposals.

Your Vote is Important – Please Vote Today

No Matter How Many or How Few Shares You Own

Your vote is very important and counts towards the quorum requirement to hold the meeting. The company cannot hold the meeting if the quorum requirement is not met.

This notice, the proxy statement, the proxy card, and Neonode’s annual report on Form 10-K are available at http://www.astproxyportal.com/ast/22427

Important Information

This communication may be deemed to be solicitation material in connection with the proposals to be considered at the Annual Meeting. In connection with the proposals, the Company filed a definitive proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC”) on April 27, 2023. Shareholders are urged to read the definitive proxy statement and all other relevant documents filed with the SEC because they contain important information about the proposals. An electronic copy of the definitive proxy statement is available on the Company’s website at www.neonode.com and on the Company’s EDGAR profile at www.sec.gov.

For more information, please contact:

Chief Financial Officer

Fredrik Nihlén

E-mail: fredrik.nihlen@neonode.com

Phone: +46 703 97 21 09

Chief Executive Officer

Urban Forssell

E-mail: urban.forssell@neonode.com

Phone: +46 734 10 03 59

About Neonode

Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The company provides advanced optical sensing solutions for contactless touch, touch, gesture control, and in-cabin monitoring. Building on experience acquired during years of advanced R&D and technology licensing, Neonode’s technology is currently deployed in more than 80 million products and the company holds more than 100 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, automotive, elevator, and self-service kiosk markets.

NEONODE and the NEONODE logo are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

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